Liberty Silver Initiates Drilling Program on its Trinity Project

Toronto ON— January 25, 2012 - Liberty Silver Corp. (TSX: LSL, OTCBB: LBSV) ("Liberty Silver" or the "Company") is pleased to announce that it has initiated its drilling program on the Trinity Silver property in Nevada.  The Company has retained Boart Longyear as the contract driller for a drilling program that is planned for up to 7,000 meters.

The Trinity property contains a former producing open pit silver mine, the Trinity Mine, which was operated by US Borax and produced approximately 5 million ounces of silver from 1.1 million tons of oxide ore grading 6 ounces per ton silver (“oz/ton”) using heap leach technology before it was shut down in 1989 due to depressed silver prices, and never reopened.  Liberty has assay data from over 400 historic drill holes, included in which are data from over 100 drill holes outside the Trinity mine resource area.  This information has been integrated with historic geophysical surveys and a recently completed magnetotelluric survey into a GIS database.  The aggregated data has been utilized to identify high priority targets and formulate the Company’s drill plan.

The Company is focusing the first phase of drilling on extensions from the original pit to confirm the continuity of mineralization identified by historic drilling and to further define the extent of the resource. The extensions are identified in the Company’s NI43-101 Technical Report, but not included in the resource calculation. Previous drill holes revealed silver, lead, and zinc mineralization at depths of up to 150 meters and that the deposit is still open at depth.

During the course of the first phase of drilling, Liberty expects to initiate geophysical surveys on three of the six identified silver targets. All three targets encountered mineralization in previous drilling with mineralization continuing to the end of the hole.  Data from the geophysics will be used to further focus the drilling on each target.

“We are excited to get our drilling program underway and better understand the significant resource potential contained in the Trinity property,” stated Bill Tafuri, President and COO of Liberty. “The historic data and new geophysical surveys on the Trinity property will enable us to be more effective with our drilling, mitigate drilling risk and allow us to better control costs.”

About Liberty Silver Corp.

Liberty Silver Corp. is focused on exploring and developing mineral properties located in North America. The Company is led by a skilled, experienced, management team and board of directors with significant experience managing exploration, development and mining projects. The Company is committed to creating value for its shareholders by advancing its current projects utilizing its mitigated risk approach to production, developing new resources on its current properties, and by acquiring new properties that have the potential to increase their resource base. The Trinity Silver project, located in Pershing County, Nevada is the Company’s flagship project. Liberty Silver has the right to earn a joint venture interest in the 10,476 acre Trinity property from Renaissance Gold Inc. pursuant to the terms of an Earn-In Agreement with Renaissance Gold Inc.’s predecessor in interest AuEx, Inc.  AuEx, Inc. acquired its rights to the Trinity property from Newmont Mining USA Limited and the Company is indirectly subject to the rights and obligations of AuEx Inc. under its agreement with Newmont Mining USA Limited.

The 43-101 Report was prepared by Paul D. Hartley, Geologist, and Michael M. Gustin, P.Geo., of Mine Development Associates of Reno, Nevada, and Daniel W. Kappes, P.Eng., of Kappes, Cassiday & Associates of Reno under the title, “Technical Report on the Trinity Project – Pershing County, Nevada”.

The 43-101 Report is dated December 1, 2011 with an effective date of August 9, 2011, and is filed on www.sedar.com.  The report was prepared for the Company and Renaissance Gold Inc., the optionor of the Trinity silver project.  Messrs. Paul D. Hartley, Michael M. Gustin, and Daniel W. Kappes are independent consultants to both the Company and Renaissance Gold Inc.; Messrs. Gustin and Kappes are “qualified persons” under National Instrument 43-101.  Messrs. Michael M. Gustin and Daniel W. Kappes have reviewed, verified and compiled the technical disclosures in this press release that are derived from the 43-101 Report. Other technical information contained in this press release has been reviewed by H. Richard Klatt, P.Geo. Vice President, Exploration for the Company and a “qualified person” under National Instrument 43-101.

For additional information:

Manish Z. Kshatriya, Executive VP & CFO

Telephone: (888) 749-4916

Email: mkshatriya@libertysilvercorp.com

Kevin O’Connor, Investor Relations

Telephone: (416) 962-3300

Email: ko@spinnakercmi.com

www.libertysilvercorp.com

The Toronto Stock Exchange does not accept responsibility for the adequacy or accuracy of this release.  No stock exchange, securities commission or other regulatory authority has approved or disapproved the information contained herein.

This News Release includes certain "forward-looking statements". These statements are based on information currently available to the Company and the Company provides no assurance that actual results will meet management's expectations. Forward-looking statements include estimates and statements that describe the Company's future plans, objectives or goals, including words to the effect that the Company or management expects a stated condition or result to occur. Forward-looking statements may be identified by such terms as "believes", "anticipates", "expects", "estimates", "may", "could", "would", "will", or "plan". Since forward-looking statements are based on assumptions and address future events and conditions, by their very nature they involve inherent risks and uncertainties. Actual results relating to, among other things, results of exploration, project development, reclamation and capital costs of the Company's mineral properties, and the Company's financial condition and prospects, could differ materially from those currently anticipated in such statements for many reasons such as: changes in general economic conditions and conditions in the financial markets; changes in demand and prices for minerals; litigation, legislative, environmental and other judicial, regulatory, political and competitive developments; technological and operational difficulties encountered in connection with the activities of the Company; and other matters discussed in this news release. This list is not exhaustive of the factors that may affect any of the Company's forward-looking statements. These and other factors should be considered carefully and readers should not place undue reliance on the Company's forward-looking statements. The Company does not undertake to update any forward-looking statement that may be made from time to time by the Company or on its behalf, except in accordance with applicable securities laws.